Exhibit 99.1

For additional information, contact:
David A. Hedges
President and CEO
(334) 821-9200

Press Release – January 30, 2023

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $10.3 million, or $2.95 per share and

Record Quarterly Net Earnings of $4.5 million, or $1.27 per share

Fourth Quarter 2022 Highlights:

•	Net interest income (tax-equivalent) increased 23% from Q4 2021

•	Net interest margin (tax-equivalent) increased to 3.27% from 2.45% in Q4 2021

•	Cost of funds was 43 basis points, compared to 36 basis points in Q4 2021

•	Average loans increased by $34.4 million or 8% from Q4 2021

•	Notable non-routine items:

•	$3.2 million gain on sale of land adjacent to Company headquarters in downtown Auburn

•	$1.6 million reduction in noninterest expense due to a one-time Employee Retention Credit (“ERC”) for payroll taxes provided by the Cares Act

•	Provision for loan losses increased to $1.0 million due to loan growth and the downgrade of one borrowing relationship

•	Nonperforming assets were $2.7 million or 0.27% of total assets, compared to $0.8 million or 0.07% of total assets at December 31, 2021

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record quarterly net earnings of $4.5 million, or $1.27 per share, for the fourth quarter of 2022, compared to $1.9 million, or $0.53 per share, for the fourth quarter of 2021. For the full year 2022, the Company reported record net earnings of $10.3 million, or $2.95 per share, compared to $8.0 million, or $2.27 per share, for 2021.

“We had record earnings for the fourth quarter and full year 2022 partly due to a couple of notable non-routine items” said David A. Hedges, President and CEO. “However, we saw strong revenue growth as our net interest income and margin continued to expand. In addition to solid loan growth, our net interest margin continued to benefit from our low-cost core deposit base. While 2023 will present new opportunities and challenges, we remain confident that our long-term approach and philosophy of knowing and caring for our customers, maintaining exceptional asset quality, and supporting our communities will enable us to continue to generate value for our shareholders,” said Mr. Hedges.

Total revenue increased by $4.3 million, or 62%, in the fourth quarter of 2022, compared to the fourth quarter of 2021. This increase was primarily related to a $3.2 million gain on the sale of land. Excluding the impact of this gain, total revenue increased by $1.1 million, or 15%, in the fourth quarter of 2022, compared to the fourth quarter of 2021.

Net interest income (tax-equivalent) was $7.6 million for the fourth quarter of 2022, an increase of 23% compared to $6.2 million for the fourth quarter of 2021. This increase was primarily due to improvements in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 3.27% in the fourth quarter of 2022 compared to 2.45% in the fourth quarter of 2021. This increase was primarily due to a more favorable asset mix and higher yields on interest earning assets, while the cost of funds only increased 7 basis points to 0.43%.

Nonperforming assets were $2.7 million, or 0.27% of total assets, at December 31, 2022, compared to $0.3 million, or 0.03% of total assets, at September 30, 2022 and $0.8 million, or 0.07% of total assets, at December 31, 2021. The increase in nonperforming assets was primarily due to the downgrade of one borrowing relationship with a recorded investment of $2.6 million at December 31, 2022.

At December 31, 2022, the Company’s allowance for loan losses was $5.8 million, or 1.14% of total loans, compared to $5.0 million, or 1.05% at September 30, 2022 and $4.9 million, or 1.08% of total loans, at December 31, 2021. At December 31, 2022, the Company’s recorded investment in loans considered impaired was $2.6 million with a corresponding valuation allowance (included in the allowance for loan losses) of $0.5 million, compared to a recorded investment in loans considered impaired of $0.2 million with no corresponding valuation allowance at both September 30, 2022 and December 31, 2021.

The Company recorded a provision for loan losses of $1.0 million in the fourth quarter of 2022, compared to no provision for loan losses in the fourth quarter of 2021. The increase in provision for loan losses was primarily due to loan growth and the downgrade of one borrowing relationship. Net charge-offs were $0.2 million, or 0.16% of average loans on an annualized basis for the fourth quarter in both of 2022 and 2021. Net charge-offs recognized in the fourth quarter of 2022 primarily related to the one borrowing relationship referenced above.

Noninterest income was $3.9 million in the fourth quarter of 2022 compared to $1.0 million for the fourth quarter of 2021. This increase was primarily related to a $3.2 million gain on the sale of land adjacent to Company headquarters. Excluding the impact of this gain, noninterest income was $0.7 million in the fourth quarter of 2022, a 3% decrease compared to the fourth quarter of 2021. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million as refinance activity slowed in our primary market area related to higher market interest rates.

Noninterest expense was $4.4 million in the fourth quarter of 2022 compared to $5.1 million for the fourth quarter of 2021. This decrease was primarily related to the $1.6 million ERC payroll tax credit recognized in the fourth quarter of 2022. Excluding the impact of this payroll tax credit, noninterest expense was $6.0 million in the fourth quarter of 2022, a 19% increase compared to the fourth quarter of 2021. The increase in noninterest expense was primarily due to increases in net occupancy and equipment expense of $0.4 million related to the Company’s new headquarters, which opened in June 2022 and salaries and benefits expense of $0.3 million.

Income tax expense was $1.5 million for the fourth quarter of 2022, compared to $0.1 million during fourth quarter of 2021. The Company’s effective tax rate for the fourth quarter of 2022 was 24.56%, compared to 4.74% in the fourth quarter of 2021. This increase was primarily due to increased pre-tax earnings in the fourth quarter of 2022, additional income tax expense of $0.2 million related to the Company’s decision to surrender certain bank-owned life insurance contracts in the fourth quarter of 2022 and an income tax benefit of $0.4 million realized in the fourth quarter of 2021 related to a New Markets Tax Credit investment. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

At December 31, 2022, the Company’s consolidated stockholders’ equity was $68.0 million, or $19.42 per share, compared to $103.7 million, or 29.46 per share, at December 31, 2021. The decrease from December 31, 2021 was primarily driven by an other comprehensive loss due to the change in unrealized gains/losses on securities available-for-sale, net of tax, during 2022, of $41.8 million. The increase in the unrealized loss on securities was primarily due to increases in market interest rates. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes. At December 31, 2022, the Company’s equity to total assets ratio was 6.65%, compared to 9.39% at December 31, 2021.

The Company paid cash dividends of $0.265 per share in the fourth quarter of 2022, an increase of 2% from the same period in 2021. The Company repurchased 17,183 shares for $0.5 million in 2022. At December 31, 2022, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve tightening in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2021 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Results of Operations
Net interest income (a)	$7,588	$6,152	$27,622	$24,460
Less: tax-equivalent adjustment	117	115	456	470

Net interest income (GAAP)	7,471	6,037	27,166	23,990
Noninterest income	3,898	1,000	6,506	4,288

Total revenue	11,369	7,037	33,672	28,278
Provision for loan losses	1,000	—	1,000	(600)
Noninterest expense	4,449	5,073	19,823	19,433
Income tax expense	1,454	93	2,503	1,406

Net earnings	$4,466	$1,871	$10,346	$8,039

Per share data:
Basic and diluted net earnings:	$1.27	$0.53	$2.95	$2.27
Cash dividends declared	$0.265	$0.26	$1.06	$1.04
Weighted average shares outstanding:	3,504,344	3,524,311	3,510,869	3,545,310
Shares outstanding, at period end	3,503,452	3,520,485	3,503,452	3,520,485
Book value	$19.42	$29.46	$19.42	$29.46
Common stock price:
High	$24.71	$34.79	$34.49	$48.00
Low	22.07	31.32	22.07	31.32
Period-end	$23.00	$32.30	$23.00	$32.30
To earnings ratio	7.82	x	14.23	x	7.80	x	14.23	x
To book value	118%	110%	118%	110%
Performance ratios:
Return on average equity (annualized):	28.23%	7.07%	12.48%	7.54%
Return on average assets (annualized):	1.75%	0.70%	0.96%	0.78%
Dividend payout ratio	20.87%	49.06%	35.93%	45.81%
Other financial data:
Net interest margin (a)	3.27%	2.45%	2.81%	2.55%
Effective income tax rate	24.56%	4.74%	19.48%	14.89%
Efficiency ratio (b)	38.73%	70.93%	58.08%	67.60%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,731	$444	$2,731	$444
Other real estate owned	—	374	—	374

Total nonperforming assets	$2,731	$818	$2,731	$818

Net charge-offs	$201	$180	$174	$79
Allowance for loan losses as a % of:
Loans	1.14%	1.08%	1.14%	1.08%
Nonperforming loans	211%	1,112%	211%	1,112%
Nonperforming assets as a % of:
Loans and other real estate owned	0.54%	0.18%	0.54%	0.18%
Total assets	0.27%	0.07%	0.27%	0.07%
Nonperforming loans as a % of total loans	0.54%	0.10%	0.54%	0.10%
Net charge-offs as a % of average loans	0.16%	0.16%	0.04%	0.02%

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Selected average balances:
Securities	$407,792	$414,061	$425,620	$383,502
Loans, net of unearned income	490,163	455,726	454,195	458,087
Total assets	1,022,863	1,073,564	1,074,735	1,025,348
Total deposits	951,122	961,544	985,362	912,028
Total stockholders’ equity	63,283	105,925	82,925	106,578
Selected period end balances:
Securities	$405,304	$421,891	$405,304	$421,891
Loans, net of unearned income	504,458	458,364	504,458	458,364
Allowance for loan losses	5,765	4,939	5,765	4,939
Total assets	1,023,888	1,105,150	1,023,888	1,105,150
Total deposits	950,337	994,243	950,337	994,243
Total stockholders’ equity	68,041	103,726	68,041	103,726

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Full Year and Fourth Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net interest income, as reported (GAAP)	$7,471	$6,037	$27,166	$23,990
Tax-equivalent adjustment	117	115	456	470

Net interest income (tax-equivalent)	$7,588	$6,152	$27,622	$24,460